AMENDMENT NUMBER ONE
TO THE
INVESTMENT ADVISORY AGREEMENT
This Amendment Number One, dated November 1, 2004, to the Investment Advisory
Agreement dated May 31, 1997 (the "Agreement") and amended June 1, 2004, by and between Van Kampen Strategic Sector Municipal
Trust (the "Fund"), a Massachusetts
business trust ("Trust"), and Van Kampen Asset
Management (the "Adviser")) a
Delaware statutory trust, hereby amends the terms and conditions of the Agreement in the manner specified herein.
W I T N E S S E T H
WHEREAS, the Board of Trustees of the Fund at a meeting held on September 23, 2004 has approved a reduction in the investment management fee payable by the Fund to the Adviser; and
WHEREAS, the parties desire to amend and restate Section 2. (a) of the Agreement relating to the investment management fee.
NOW THEREFORE, in consideration of the
foregoing and the mutual covenants and
agreements hereinafter contained, the
parties hereby agree to amend the Agreement, as follows:
Section 2.(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
2. (a) Fee. For the services and facilities described in Section 1, the Fund will accrue daily and pay to the Adviser at the end of each calendar month an investment management fee equal to 0.55% of the average daily managed assets of the Fund. For purposes of determining such fee, average daily managed assets shall mean the average daily value of the Fund, minus the sum of accrued liabilities other than the aggregate amount of any borrowings undertaken by the Fund.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

VAN KAMPEN STRATEGIC SECTOR
VAN KAMPEN ASSET MANAGEMENT
 MUNICIPAL  TRUST

By:
   ---------------------------
    Ronald E. Robison
    Executive Vice President
    and Principal Executive Officer

By:
 ---------------------------
Edward C. Wood, III
Managing Director



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